Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated July 22, 2026, relating to the financial statements of Pinnacle Acquisition Corporation as of March 31, 2026 and for the period from March 16, 2026 (inception) through March 31, 2026, which includes an explanatory paragraph relating to Pinnacle Acquisition Corporation’s ability to continue as a going concern, which is contained in that Prospectus. We also consent to the reference to our firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

August 4, 2026